Exhibit 15.3

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Annual Report on Form 20-F of our report dated March 27, 2025, with respect to the consolidated financial statements of Draganfly Inc. as at and for the years ended December 31, 2024, and 2023 included in this Annual Report on Form 20-F of Draganfly Inc.

We also consent to the incorporation by reference in the Registration Statements on Form F-10 (No. 333-271498), as amended, and Form S-8 (No. 333-259459) of Draganfly Inc. of our report dated March 27, 2025 referred to above.

/s/ Dale Matheson Carr-Hilton Labonte LLP

Chartered Professional Accountants

Vancouver, Canada

March 27, 2025